Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors
of Valero Energy Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements, as amended, on Form S-3 (Registration No. 333-157867) and Form S-8 (Registration Nos. 333-174721, 333-31709, 333-31721, 333-31723, 333-31727, 333-81858, 333-106620, 333-118731, 333-125082, 333-129032 and 333-136333) of Valero Energy Corporation and subsidiaries (the Company), of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Valero Energy Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of the Company. Our report dated February 24, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states that management has excluded the internal control over financial reporting of Valero Energy Ltd and its subsidiaries (VEL) and Valero Refining-Meraux LLC (Meraux) from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of VEL and Meraux.

/s/ KPMG LLP

San Antonio, Texas
February 24, 2012